EXHIBIT 3.6
CERTIFICATE OF AMENDMENT TO BYLAWS
OF
HANMI FINANCIAL CORPORATION
     I, the undersigned, do hereby certify:
     1. That I am the duly elected and acting Secretary of Hanmi Financial Corporation, a Delaware corporation (the “Company”); and
     2. That the following is a true and correct copy of a resolution of the Company adopted by the Board of Directors of the Company on October 14, 2009.
     NOW, THEREFORE, BE IT HEREBY RESOLVED, that Section 3.2 the Bylaws of the Company, be deleted in its entirety and amended and restated to read as follows:
“Number. Except as may be provided by the terms of any class or series of stock having a preference over the Corporation’s Common Stock, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors, but shall not be less than five (5) and not more than eleven (11) and the exact number of directors shall be fixed from time to time by the Board. Commencing with the annual meeting of stockholders in 2010, the stockholders shall elect members of the Board of Directors for a term expiring at the next annual meeting of stockholders, subject to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock.”
     The foregoing amendment is presently in full force and effect and has not been revoked or rescinded as of the date hereof.
     IN WITNESS WHEREOF, I have hereupon set my hand this 14 day of October, 2009.

/s/ Judith Kim
Judith Kim
Corporate Secretary Hanmi Financial Corporation